Exhibit 99.1

Bob Evans Announces Changes to its Board Structure and Committee Assignments

Steven A. Davis Continues as Chief Executive Officer and Director; Mary Kay Haben Elected Non-Executive Chair

NEW ALBANY, Ohio – October 10, 2014 – Bob Evans Farms, Inc., (Nasdaq: BOBE) announced today that its Board of Directors voted yesterday to elect Mary Kay Haben as Non-Executive Chair, while Steven A. Davis remains Chief Executive Officer and a director.

“This change reflects our continued commitment to Board succession and best-in-class corporate governance,” Mr. Davis said. “We are proud of our top Governance QuickScore ranking from Institutional Shareholder Services, and will continue to maintain governance best practices. Our highest decile QuickScore ranking demonstrates our willingness to achieve continuous improvements in corporate governance. This change is good for all of our stockholders.”

In addition, the Company announced Board Committee chair assignments. They are: Kevin Sheehan, Finance; Charles Elson, Nominating and Corporate Governance; Eileen Mallesch, Audit; and Paul Williams, Compensation.

“We have structured our Board committees to provide new thinking while maintaining the highest level of expertise. We have maintained leadership continuity with our Audit and Compensation committees, while adding new Board members to these committees,” Mr. Davis said. “Three of our five Finance Committee members are new to the Board. Our new Finance Committee Chair, Kevin Sheehan, is a highly qualified financial expert and a current sitting CEO. A key responsibility of this committee is to take a fresh look at ideas from all of our stockholders. Charles Elson, our new Nominating and Corporate Governance Committee chair, is the Director of the Weinberg Center for Corporate Governance at the University of Delaware. Professor Elson is a leading authority on corporate governance issues. “

Ms. Haben, who joined the Bob Evans Board in 2012, was President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, from 2007 until 2011. She previously served in various executive positions with Kraft Foods Inc. from 1979 to 2007. She currently serves on the board of directors of Equity Residential and The Hershey Company.

“I look forward to working with the full Board and Steve to help realize the full potential of the Bob Evans brand and drive stockholder value,” said Ms. Haben.

Mr. Davis joined Bob Evans in 2006 as Chief Executive Officer, and served as interim Chairman of the Board from September 2006 to November 2006 when he was named Chairman of the Board. Previously, he worked at Yum Brands where he was President of Long John Silver’s and A&W All-American Food Restaurants since 2002. Prior to this, he served in a variety of operations management and other executive positions in Yum Brands’ Pizza Hut division, including senior vice president of concept development where he launched the WingStreet® concept. Before joining Pizza Hut in 1993, he held a variety of marketing leadership positions with Kraft General Foods, then, a division of Philip Morris, for nine years.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the first fiscal quarter (July 25, 2014), Bob Evans Restaurants owned and operated 562 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this letter that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954